Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY TWO ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

COLLABORATION AND OPTION LICENSE AGREEMENT

This Agreement is made and entered into by and between:

►	Variation Biotechnologies, Inc., a company organized and existing under the laws of Ontario, Canada, having its place of business located at 310 Hunt Club East, Ottawa, Ontario K1V 1C1, Canada,

(hereinafter referred to as "“VBI”"),

and

►

Sanofi Vaccine Technologies S.A.S., a company organized and existing under the laws of France, registered under the number 410 512 206 R.C.S BOBIGNY, having offices located at 102 avenue Gaston Roussel 93230 ROMAINVILLE, France

(hereinafter referred to as "SVT"),

Witnesseth :

Whereas VBI is a company having an expertise in the field of formulation, delivery and stabilization of vaccines.

Whereas VBI has developed a new thermostable vaccines formulation technology: the Lipid Particle Vaccine (LPV™) technology.

Whereas the Sanofi Pasteur group is the vaccine division of Sanofi which manufactures vaccines and other related immunological products for prevention and treatment of diseases in human beings and has extensive world-wide research, development, manufacturing and marketing operations in that field; and

Whereas, within the Sanofi Pasteur group, Sanofi Vaccine Technologies is an Affiliate in charge of providing services relating to the management, the monitoring and the exploitation of SVT’s transversal technology assets; and

Whereas VBI has proof of concept data using the LPV™ technology with a variety of vaccines; and

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Whereas the Sanofi Pasteur group is currently developing a ** vaccine for **; and

Whereas SVT and VBI desire to collaborate for the purpose of evaluating VBI’s LPV™ technology to determine whether it is capable of improving the stability of this ** (the “Project Candidate Vaccine” as more fully defined in the definition section below); and

Whereas if the Project Candidate Vaccine shows positive results, then SVT may wish to acquire, and VBI wishes to grant, a license for the commercial use of LPV™ technology for Sanofi Pasteur group’s vaccines on the terms and conditions herein.

NOW THEREFORE in consideration of the premises and the terms and conditions contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1.	Definitions : For the purposes of this Agreement the following words and phrases shall have the following meanings :

(a)

“Affiliate” means, with respect to any Party, (i) any legal entity of which the securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power or fifty percent (50%) or more of the general partnership interest are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such legal entity, or (ii) any legal entity which, at the time such determination is being made, is Controlling or under common Control with, such Party. As used herein, the term "Control", whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Agreement” means this Agreement, all amendments and supplements to this Agreement and all schedules to this Agreement, including the following:

Schedule A -  Project Work Plan

Schedule B -   Principal Researchers

Schedule C -   VBI-Background Technology

Schedule D -  Option Notice

Schedule E-    Conditions for the License Agreements

Schedule F-    Material Transmission Report

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(c)

“Background Technology” shall mean for either Party any and all information and materials of any type and in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, show-how, skill, sequence, drawings, schema, experience, and other information or descriptions, that is necessary or useful for the performance of the Project and that is owned or controlled by such Party prior to the performance of the Project.

(d)

“Confidential Information” means any and all confidential information of any kind, including in particular (but not limited to) the Results, identified as such, disclosed by one Party, its Affiliates or Representatives (“Disclosing Party”) to the other Party, its Affiliates or Representatives (“Receiving Party”), directly or indirectly, whether disclosed orally, visually, in writing or in any tangible or electronic form or media, and including, but not limited to, research and development, technology, trade secrets, know-how, proprietary information (whether or not reduced to writing), inventions (whether or not patentable), patent applications, licenses, software, programs, prototypes, designs, analysis codes, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, procedures, specifications, diagrams, drawings, schematics, and any and all other technical, commercial, scientific and other data, processes, documents or other information or physical object (including, without limitation, VBI LPV Technology, the SVT Materials and all derivatives thereof, intellectual property, marketing data, agreements between any Party and a Third-Party, license applications, and business plans and projections of the Parties), and including confidential information of any Third Party which is disclosed to a Party and is in turn disclosed to the other Party or learned by the other Party through visual or other inspection.

(e)	“Effective Date” means April 15th, 2015.

(f)	“Field” shall mean the ** vaccine for the ** using the VBI LPV Technology.

(g)

“Improvements” means any improvement to the Background Technology which may arise from either Party after the Effective Date of this Agreement and the performance of the Project or developed by either Party outside the scope of this Agreement, including all patentable or non-patentable inventions, discoveries, technology and information of any type whatsoever, materials (including derivatives, replica, clones, etc.), methods, processes, technical information, knowledge, experience and know-how.

(h)

“License Agreement” shall mean the non-exclusive license agreement that the Parties shall negotiate upon exercise by SVT of its Option (see Section 8.1) in accordance with the terms attached in Schedule E.

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(i)	“Option(s)” shall have the meaning ascribed to it in Sections 8.1 and 8.2 (Grant of Option) of this Agreement.

(j)	“Option Notice” shall have the meaning ascribed to it in Section 8.4 (Exercise of Notice) of this Agreement.

(k)	“Option Period” shall have the meaning ascribed to it in Section 8.3 (Option Period) of this Agreement.

(l)	“Parties” means VBI and SVT and “Party” shall mean one of them.

(m)	“Principal Researcher” shall have the meaning ascribed to it in Section 3.3 of this Agreement

(n)	“Project” shall have the meaning ascribed to it in Section 3.1 hereto. The project comprises three (3) stages and is fully described in the Project Work Plan attached in Schedule A to this Agreement.

(o)

“Project Candidate Vaccine(s)” shall mean any conjugate produced by or on behalf of VBI based on VBI LPV Technology and Project Results using SVT’s Materials and provided to SVT hereunder for the purpose of the Step 3 of the Project.

(p)	“Project Period” shall have the meaning ascribed to it in Section 3.2 hereto.

(q)

“Project Results” means any and all the patentable or non-patentable inventions, discoveries, derivatives, material, technology and information of any type whatsoever, methods, processes, technical information, results, data, knowledge, experience and know-how), including any and all tangible forms embodying or containing them, arising from the Project (as defined in this Agreement and its Schedule conceived and/or reduced to practice by VBI or SVT in the conduct of the Project, other than Improvements to the VBI LPV Technology.

(r)

“Project Work Plan” means the work plan for the Project, which shall include a detailed description of the work to be done, the timeline for key development steps, and projected budget requirements. An outline of the Project Work Plan is attached as Schedule A hereto. The Project Work Plan may be amended from time to time by the mutual agreement of the Parties.

(s)	“Representatives” means, with respect to a Party to this Agreement, the respective officers, directors, employees, and agents of such Party and of such Party's Affiliates.

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(t)	“SVT’s Material” means any chemical or biological materials provided by SVT, or its Affiliates, to VBI for the production of the Project Candidate Vaccine, including without limitation **.

(u)

“VBI LPV Technology” means any Background Technology belonging to VBI and any Improvement thereof, including specifically its new thermostable vaccines formulation LPV™ technology designed to stabilize vaccine antigens and as described in Schedule A, including patents listed in Schedule C and as more specifically described in patents US 61/223,196 and US 61/256,912, US 61/289,556 and US 61/432,567.

(v)	“Term” shall have the meaning ascribed to it in Section 13.1 (Term) of this Agreement.

(w)	“Third Party” means any person other than a Party or its Affiliates.

(x)	“Vaccine(s)” means any prophylactic and or therapeutic vaccine(s).

1.2	Certain Rules of Interpretation in this Agreement and the Schedules :

(a)

The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.

(b)

The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

(c)

Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day following such day in the jurisdiction of the Party to make such payment or do such act.

Article 2 – PURPOSE/Grant OF RIGHTS

SVT and VBI hereby agree to collaborate through the Project in order to allow SVT to evaluate the feasibility of using VBI LPV Technology for Vaccines in the Field;

During the Project Period and for 3 (three) months thereafter, VBI grants to SVT, and SVT accepts from VBI, an evaluation period and option to negotiate (as more fully detailed in Article 8 hereof) for a worldwide non-exclusive license with the right to sublicense (for activities conducted on the behalf of SVT) to use the VBI LPV Technology for the development of Vaccine(s) in the Field, and to evaluate whether to negotiate an Extended License (as more fully detailed and subject to the terms of Section 8.1 hereof), each on the terms set forth in Schedule E hereto;

During the Project Period, VBI hereby grants to SVT the right to use the VBI LPV Technology for research and evaluation purposes only.

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ARTICLE 3 - Project

3.1

Project: SVT and VBI shall collaborate on research and development works relating to the Project Candidate Vaccine in a joint effort to achieve activities in order to assess, among others, the stability of the Project Candidate Vaccine in accordance with the Project Work Plan (the “Project”).

The overall Project includes three (3) stages.

It is agreed that VBI shall not perform stage 2 at the end of stage 1, and stage 3 at the end of stage 2, unless VBI has received a written notification from SVT to proceed with the performance of such next stages.

3.2	Project Period:

The Project shall commence on the Date of receipt by VBI of SVT’ Materials and continue for nine (9) months unless otherwise agreed in writing by the Parties (“Project Period”), it being understood that if the Project is delayed, the Project Period will be adjusted accordingly.

Within the Project Period and after a decision is made by SVT to start stage 3, VBI will deliver to SVT the Project Candidate Vaccine accompanied by the list of the characteristics and in the quantities reported in Schedule A.

Within the 3rd stage of the Project, SVT and VBI will conduct in parallel assessments of the potency and stability of the Project Candidate Vaccine (the “Final Analysis”).

3.3	Principal Researchers:

The Project shall be conducted on a day-to-day basis under the supervision of a Principal Researcher appointed by SVT and a Principal Researcher appointed by VBI, as listed on Schedule B hereof. The Principal Researchers shall keep regular contact as needed for the Project including the sharing of up to date timelines of each Party’s work for the Project and the development of the Project Candidate Vaccine.

VBI hereby acknowledges and agrees that SVT will subcontract its tasks under the Project to its Affiliates.

3.4	Diligent efforts:

Each Party shall use its best reasonable efforts to complete expeditiously the Project within the Project Period. Should either Party be unable to complete its tasks under the Project within the associated Project Period, such Party shall inform the other in writing of such delay and shall indicate the time needed for achieving performance of related tasks under the Project.

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3.5

Subcontracting: The Project shall not be subcontracted, in whole or in part, by VBI without SVT's prior written consent, which shall not be unreasonably withheld. SVT shall have access to VBI’ suppliers lists and selection processes.

SVT will be allowed to subcontract any portion of the Project it has in charge, including to its Affiliates.

3.6	Standards and compliance:

Except for the final Analysis that will be conducted in parallel at SVT’s and VBI’s laboratories, the Project shall be conducted at the laboratories and facilities of VBI, in accordance and full compliance with:

i.	this Agreement and its Exhibit,

ii.	in accordance with those policies, standards, procedures, conventions and techniques that are of a high, recognized and acceptable professional standard in the scientific community;

iii.

by maintaining all Research Records in accordance with usual scientific practices which shall, for greater certainty, include the dating of all documentation and the inclusion within such documentation of sufficient detail to permit another scientist to reproduce the work;

iv.	in accordance with appropriate biosafety and containment conditions; and

v.	any and all applicable laws and regulations.

All personnel employed by VBI in the Project shall be suitably trained, experienced and competent for their respective functions.

3.7

Reports: VBI shall, within a month after completion of each stage of the Project or termination of this Agreement for any reason, supply SVT with an intermediate report setting forth Results obtained in sufficient detail (including Raw Data, but excluding VBI Confidential Information on the VBI LPV Technology) to allow SVT to make its decision whether or not to exercise its Option under this Agreement. SVT shall within two (2) months after completion of stage 3 of the Project provide VBI with an intermediate report of the Final Analysis, all intermediate reports constituting the comprehensive final report (the “Final Report”).

3.8

Records: VBI shall ensure that VBI’s scientists, engineers and technicians prepare and maintain accurate and complete Project Records. VBI shall ensure that its scientists, engineers and technicians in charge of the Project shall sign date and endorse the Project Records.

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The Project Records shall be drafted in such a way to enable any scientist, engineer or technician to reproduce without any difficulties and thus further obtain the same results; provided, however, that VBI will have no obligation to provide SVT any confidential details of the VBI LPV Technology unless and until a License Agreement is executed.

Unless otherwise agreed, VBI will archive the Project Records for a period of fifteen (15) years. After that period of time VBI shall propose to SVT to transfer at the expenses of SVT, the Project Records, if and when VBI discontinues archiving such Project Records.

VBI agrees that SVT may have access to such Project Records, even after termination or expiration of this Agreement for any reason whatsoever, after completion of the Project, for the purposes of exerting the rights SVT has under this Agreement.

ARTICLE 4 – TRANSFER AND USE OF MATERIALS IN THE PROJECT

4.1	Shipping and delivery of the SVT’s Material:

As soon as reasonably practical after the Effective Date SVT agrees to ship (or have shipped by an Affiliate) the SVT’s Material to VBI.

SVT shall timely notify VBI of the date when the SVT’s Material will be delivered to VBI at VBI Delivery Site: 310 Hunt Club East, Ottawa, Ontario K1V 1C1, Canada. SVT or its designated Affiliate shall be in charge of the transportation and delivery of the SVT’s Material to VBI Delivery Site at SVT’s cost. VBI shall obtain all import licenses required for the transportation of the SVT’s Material to the VBI Delivery Site. Moreover, as soon as SVT’s Material are delivered to VBI Delivery Site, VBI will be responsible for verifying the conformity of the delivered SVT’s Material to the specifications mentioned in the Schedule A and for signing and returning for signature to SVT the Material Transmission Report (attached hereto as Schedule F).

4.2	Shipping and delivery of the Project Candidate Vaccine:

No later than 30 days upon conclusion of Stage 2 of the Project, VBI agrees to ship the Project Candidate Vaccine to SVT.

VBI shall timely notify SVT of the estimated date when the Project Candidate Vaccine will be delivered to the Delivery Site:

**

VBI shall organize transportation and delivery of the Project Candidate Vaccine(s) to such Delivery Site, at SVT’s cost.

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4.3	Use of SVT’s Material: SVT or its Affiliates are the owners or licensees of SVT’s Material.

The SVT Material will only be used for the performance of the Project according to the Schedule A to this Agreement by VBI only, at the VBI Delivery Site, under suitable biosafety and containment conditions in accordance with good laboratory practices and adequate biosafety protections. Moreover VBI warrants that all VBI employees working on the Study have the necessary expertise, competencies and knowledge in order to use, manipulate and work on the SVT Material. VBI also warrants that the facilities where the SVT Material will be stored, accommodated, used or manipulated are approved and equipped to that effect.

At the termination or expiration of this Agreement, VBI shall destroy (with notification evidencing such destruction) or return to SVT, upon SVT’s request and expense, any and all quantities of SVT Material in its possession at the time of termination or expiration.

4.4

Use of Project Candidate Vaccine: VBI shall make available to SVT the Project Candidate Vaccine in accordance with the Project Plan in such amounts and product specifications and at such times as shall be mutually agreed upon by the Parties for the Project purposes only.

Project Candidate Vaccine shall be owned by SVT, in accordance with Article 7 below and may only be used by SVT as provided for in Section 7.2, unless otherwise specified in writing by the Parties.

During the term of this Agreement, the Project Candidate Vaccine will only be used for the performance of the Project according to Schedule A by SVT and VBI under suitable biosafety and containment conditions in accordance with good Laboratory practices and adequate biosafety protections.

Article 5 – Confidentiality

(a) -      General

Subject to prior approval by SVT, such approval not to be unreasonably withheld, VBI may issue a press release announcing the entry into this Agreement.   Otherwise, except as expressly set forth in this Article 4, both Parties shall cause its Representatives to keep the Confidential Information confidential, and the Parties shall not disclose directly or indirectly, and shall cause its respective Representatives not to disclose directly or indirectly, any Confidential Information of the other Party to anyone outside such person, except that the foregoing restriction shall not apply to any information disclosed hereunder if such Confidential Information:

(i)

is or hereafter becomes generally available to the trade or public other than by reason of any breach or default by Receiving Party or by any of its Representatives of the foregoing with respect to any confidentiality obligation under this Agreement or otherwise;

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(ii)	was already known to or is independently developed by Receiving Party, as evidenced by written records;

(iii)	is disclosed to Receiving Party or such Representative by a Third Party who has the right to disclose such information;

(iv)

is required to be disclosed pursuant to a legal requirement, in which case the Receiving Party will undertake to limit the disclosure of proprietary information in consultation with the Disclosing Party;

(b) -     Use of Confidential Information

Both Parties agree that no Confidential Information of the other Party shall:

(i)	be used in its own business except as necessary to the fulfillment of its obligations under this Agreement;

(ii)

be disclosed, assigned, licensed, sublicensed, marketed, transferred or loaned, directly or indirectly to any Third Party, including any health authority throughout the world, other than to a Representative of a Party, except in accordance with the provisions of this Agreement;

(iii)	be used or exploited by a Party or any of its Representatives for its respective benefit or the benefit of any other relationships with Third Parties

(iv)	be used or disclosed by the Receiving Party to obtain any kind of intellectual property rights.

Without limiting the generality of the foregoing, each Party agrees that, it shall not (and shall not permit any of its Representatives) at any time use any Confidential Information of the other party in the conduct of its business, except as otherwise set forth in this Agreement, without the prior written consent of the other Party.

The obligations set forth in this Article 4 shall extend to copies, if any, of Confidential Information made by, VBI and SVT or their Representatives and to documents prepared by such persons, which embody or contain Confidential Information of the Disclosing Party.

(c) -    Protection of Confidential Information

VBI and SVT shall each, as Receiving Party, deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information which shall include, without limitation, ensuring that only its Representatives who have a bona fide "need to know" such Confidential Information for purposes permitted or contemplated by this Agreement shall have access thereto.

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VBI and SVT shall each notify all of its Representatives who have access to Confidential Information of its confidentiality and the care therefore required. Furthermore, VBI and SVT warrant that each of its Representative who is permitted to access to such Confidential Information in accordance with this Article 4 is already bound towards VBI or SVT by a confidentiality provision.

VBI and SVT agree to use password protected electronic documents during e-mail.

(d) -    Survival of Obligations

The obligations set forth in this Article 5 shall survive the termination or expiration of this Agreement for a period of ten (10) years thereafter.

(e) –   Bilateral Confidentiality Agreement

As of the Effective Date, any Confidential Information exchanged by the Parties shall be covered by the provision of this Agreement, which shall not amend or affect the rights and obligations of the Parties, including their Affiliates, under a Confidentiality Disclosure Agreement executed on the 20th of December 2010 for the Confidential Information exchanged under such Confidentiality Disclosure Agreement.

Article 6 - Publication/communication

6.1

General: Any scientific publications or communications relating in whole or in part to the Project or incorporating Project Results or the Project Candidate Vaccine (including, without limitation, posters) will be first allowed once the Option Right has been exercised by SVT or once a further agreement has been reached in writing by the Parties. No such publications or communications shall be published or even submitted unless being reviewed and approved in writing by the Parties. Any such proposed publication or communication shall not include any Party’s Confidential Information. A copy of any proposed publication or communication (including, in the case of any proposed oral communication, a transcript) shall be sent by each Party to the other at least sixty (60) days before the projected publication or communication in order to allow the interested Party to request deletion of any of its Confidential Information or to refuse such publication or communication. Each Party may also require delay(s) in publication or communication in order to have appropriate patent applications filed according to the provisions set forth in Sections 7.1.3.

6.2

Authorship: Any and all scientific publications and communications relating to the Project or incorporating Project Results or the Project Candidate Vaccine shall mention all VBI and SVT scientists that may be considered as co-author and shall refer to VBI and SVT as participating in the Project. Each Party may refuse to be named as co-author.

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Article 7 - Intellectual Property

The Parties agree that the inventorship will be determined in accordance with the U.S. intellectual property laws.

7.1	Background Technology:

Each Party remains the sole owner of its Background Technology and all Improvements thereto.

More particularly VBI remains the sole owner of VBI LPV Technology and SVT remains the sole owner of SVT Technology.

SVT acknowledges and agrees that it shall have no rights, title, interest, or license in or to the VBI LPV Technology save only:

(a) as granted in Article 2 hereto for evaluation and research purposes only and in connection with its evaluation of the Project Results, the Project Candidate Vaccine and the VBI LPV™ Technology under this Agreement; and

(b) as may be granted to it under a License Agreement entered into under Section 8.

VBI acknowledges and agrees that VBI acquires no rights under this Agreement to use SVT Background Technology (and specifically SVT’s Material and SVT’s Confidential Information), except for the performance of this Agreement, and that VBI shall cease to use such SVT Technology at the end of the Project.

7.2	Project Candidate Vaccine

As between the parties, any and all Project Candidate Vaccine shall be solely owned by SVT, irrespective of the inventorship; provided, however, SVT shall not be allowed to use such Project Candidate Vaccine, nor to file any patent application claiming or disclosing a Project Candidate Vaccine, except as may reasonably be required in the performance of the Project and SVT’s evaluation of the Project Results and the VBI LPV™ Technology.

Should SVT exercises its Option rights and the Parties enter into any License Agreement (according to the Section 8 below): SVT may be allowed at its own expense, to file in its sole name, obtain, maintain, register and extend patent protection for the Project Candidate Vaccine (the “Project Candidate Patent”).

Should SVT not exercise its Option rights and the Parties do not enter into a definitive License Agreement, then the Project Candidate Vaccine will remain secret and confidential and SVT shall only be allowed to use such Project Candidate Vaccine for internal research purposes.

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7.3	Project Results

With regard to any other technology and inventions (other than those that are solely specific to the VBI LPV Technology, SVT's Materials or a Project Candidate Vaccine), all rights, title and interest in and to any technology or invention, whether or not patentable, and any patent applications and patents based thereon, made or conceived during the term of this Agreement (i) by employees or others acting solely on behalf of VBI or its Affiliates shall be owned solely by VBI or its Affiliates; (ii) by employees or others acting solely on behalf of SVT or its Affiliates shall be owned solely by SVT or its Affiliates; (iii) by employees, or other acting on behalf, of both VBI and SVT shall be jointly owned (“Joint Invention(s)”).

With respect to Joint Invention(s), the parties agree to the following:

●	SVT will be in charge of filing maintaining and prosecuting the patent applications related in the name of both parties (costs to be shared by both parties in a 50/50 basis);
●

SVT will notify VBI of each country where it intends to file a patent application one(1) month in advance of the filing deadline; if VBI is not interested in having a patent filed in that country, it will promptly inform SVT of that decision, and SVT will then be free to file such patent in that country at its own costs;

●	If VBI would like to file in some additional countries, then it will promptly notify SVT, and VBI will then be free to file in such additional countries at its own costs;
●

If SVT intends to abandon its rights in a country, it will have then to notify VBI one (1) month in advance, and VBI will then be free to further go on with the prosecution or maintenance at its own costs. Without any answer from VBI within one (1) month of notification, SVT will be free to abandon the patent or patent application.

Maintenance and defense of patent rights claiming Joint Inventions will be handled in the License Agreement. Should SVT not exercise its Option, then the Parties agree to enter into a co-ownership agreement. However the Parties already agree and acknowledge that should SVT not exercise its Option, save for the Project Candidate Vaccine, each Party will be entitled to practice and sublicense joint know-how and Joint Inventions without restriction or consent of the other or an obligation to account to the other Party.

Article 8 - Grant of Option

8.1

Option for non-exclusive license in the Field: Subject to the terms and conditions hereinafter set forth, VBI hereby grants to SVT an exclusive option (the “Option”) to negotiate and enter into a royalty bearing, worldwide, non-exclusive, sub-licensable license to use the VBI LPV™ Technology to research, develop, exploit, make, have made, use, import, sell, have Vaccines in the Field (the “License”). Moreover, in the case SVT exercises its Option right for the License, then VBI hereby agrees to grant to SVT an option to negotiate and enter into a royalty bearing, worldwide, non-exclusive, sub-licensable license to use the VBI LPV™ Technology to research, develop, exploit, make, have made, use, import, sell, have Vaccines for one or more additional targets outside the Field, at SVT’s discretion, but only to the extent that VBI does not have an internal program to develop Vaccines against the applicable target(s) or VBI is not restricted by licenses granted to Third Parties for such target(s) at the time such option is exercised, (the “Extended License(s)”).

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8.2

Option Period: SVT’s right to exercise its Option for the License as described in Section 8.1 hereof will last until a period of time ending three (3) months after the conclusion of the Project Period, meaning the receipt of the Final Report (“the Option Period”).

Option for Extended License(s) may be exercised any time after the exercise by SVT of its Option right for the License or the term of the License Agreement entered into by the Parties.

8.3

Exercise of Option rights: The Option rights for the License or the Extended License(s) may be exercised by SVT by giving written notice to VBI of SVT’s interest in VBI LPV™ Technology in the Field or outside the Field, respectively (the “Option Notice”) in the form of Schedule D hereto. Upon receipt of such Option Notice by VBI, the Parties shall promptly negotiate in good faith with respect to the Field or any extended field, the terms of a definitive License Agreement consistent with the conditions herein and with such other terms and conditions customary to this type of transaction and including specifically conditions relating to the transfer of VBI LPV Technology to SVT and the associated reasonable technical assistance, necessary for SVT to develop and commercialize Vaccines using the VBI LPV Technology. The License Agreement shall be also consistent with the conditions/financial terms described on Schedule E.

The Parties already acknowledge and agree that the royalty rate specified in Schedule E will be in consideration of the License grant as well as, in consideration of VBI contribution to the research efforts, in the case of VBI employees have the status of inventor in an invention relating to the Project Candidate Vaccine.

The Parties shall make best reasonable efforts to execute the License Agreement, within reasonable timelines after VBI’s receipt of the Option Notice. Any Extended License agreement outside the Field shall be negotiated in good faith, also in accordance with the terms set forth in Schedule E for the Field.

Upon exercise of the Option rights and execution of the License Agreement, the Parties shall also discuss in good faith the development plan to be worked jointly. The Parties agree that VBI will be consulted first for any formulation or process development work on the VBI LPV™ Technology that may be out-sourced from SVT.

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Article 9 - Financial conditions

9.1

Upfront Access Fee: In consideration of the Option granted to SVT according to Section 8.1 and upon execution of this Agreement, SVT agrees to pay VBI an accrued amount of ** in partial acknowledgment of the past research and development costs incurred by VBI in its development efforts.

All payments shall be paid by SVT to VBI, without deduction or deferment in respect of any claims whatsoever and of any taxes except any tax which SVT is required by law to deduct or withhold. If any laws require the withholding of amounts of income or other taxes or other amounts from such payments, prior to any payment by SVT to VBI in a year, SVT shall provide to VBI any forms required to attest VBI's fiscal domiciliation in order to allow SVT to claim application of the reduced rate of withholding tax provided for in any applicable fiscal convention. VBI shall promptly return such forms to SVT. In the event VBI fails to promptly return such forms duly filled and signed, SVT shall declare and pay withholding tax at the common law rate of the applicable corporate income tax, and such tax shall then be deducted from the corresponding payment by SVT to VBI. SVT shall pay withholding tax to the proper taxing authority.

9.2

Project Costs: During the Project Period, VBI shall invoice SVT on a monthly basis for the Costs associated with research and development work performed relating to the Project and in accordance with the Project Work Plan, including internal and external expenses and costs associated with production of the Project Candidate Vaccine for the Project, such as biological materials (provided that it has first being approved by SVT), up to a maximum amount of ** as specific in Schedule A. For each stage of the Project, ** of the amounts payable for such stage will be payable upon commencement of work and ** will be payable upon delivery of a final report, whether or not SVT elects to advance the Project to the next stage. Any and all Costs paid or reimbursed by SVT pursuant to this Section 9.2 shall be subject to and consistent with the budget agreed upon by the Parties and duly justified.

9.3	Payment terms: Payments will then be made within thirty (30) days as of issuance of VBI’s relevant and duly justified invoices by bank transfer to the following bank account:

Beneficiary’s financial institution / Institution financière du bénéficiaire

Name / Nom:	**
SWIFT:	**

Branch name / Nom de la Caisse:	**

Beneficiary / Bénéficiaire

Mandatory informations / informations obligatoires :

**

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Institution      Branch/transit      Cda account /compte Cda

Beneficiary name / Nom du bénéficiaire:	Variation Biotechnologies Inc. 310 Hunt Club Road East Ottawa, Ontario K1V 1C1

or to any other bank account designated in writing from time to time, to SVT, by VBI.

Original invoices shall reference the following:

●	Complete VBI Name, Address and Phone Number
●	Payment term /due date
●	Invoice date
●	Payment amount
●	Invoice number
●	sanofi pasteur contact name : Mrs. Yamina Benmansour
●	Complete description of the object of the payment
●	Method of payment (Wire)
●	Reference of the Agreement

The invoices shall be addressed to the attention of SVT (with reference to the SVT contact name), at the following address:

Sanofi Vaccine Technologies

DSFF – Accords & Licences

102 avenue Gaston Roussel

93230 Romainville

France

And it should be sent to:

Sanofi Vaccine Technologies

DSFF – Accords & Licences

Tri D3/405

20 Avenue Raymond Aron

92160 Antony

France

Article 10 – Disclosure of VBI background technolOgy

10.1

Disclosure of VBI LPV Technology: From time to time during the Project Period, VBI shall disclose to SVT the results obtained with the SVT’s Material using the VBI LPV™ Technology for manufacturing the Project Candidate Vaccine, including the related documentation, as it is necessary or appropriate to enable SVT to perform its obligations under the Project Work Plan. All such disclosures shall be deemed Confidential Information subject to the confidentiality provisions and use restrictions (including “need to know” restrictions) of Article 5. For clarity, VBI will have no obligation to disclose to SVT any confidential details of the VBI LPV Technology unless and until a License Agreement is signed.

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10.2

No License. Notwithstanding anything to the contrary contained herein, including, without limitation, disclosure of the results obtained in the manufacture of the Project Candidate Vaccine using the VBI LPV™ Technology pursuant to Section 10.1, SVT shall not have a license to or rights in any of VBI LPV™ Technology, except as expressly set forth herein, in the License Agreement entered into upon exercise of SVT’s Option or in any Extended License agreement in accordance with Section 8.

Article 11 - REPRESENTATION AND Warranties

11.1

Representations and Warranties by VBI: VBI represents and warrants to SVT, as of the Effective Date, and acknowledges that SVT is relying on such representations and warranties in entering into this Agreement, that:

(a)	VBI is a corporation and is validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)

VBI has all necessary corporate power and authority to execute, deliver and perform this Agreement and to carry out its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of VBI;

(c)

this Agreement has been duly authorized, executed and delivered by VBI and constitutes a legal, valid and binding obligation of VBI, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws, or general equitable principles, whether considered in an action at law or in equity;

(d)

VBI is not a party to, bound or affected by or subject to any agreement, policy, funding arrangement or constraint of any kind, indenture, mortgage, lease, instrument, charter or by-law provision, obligation, statute, regulation, order, judgment, decree, license, permit or law which would be violated, contravened, breached by, or under which default would occur, or with notice or lapse of time or both would occur, as a result of the execution and delivery of this Agreement or the performance by VBI of any of its obligations provided for under this Agreement;

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(e)	VBI has no commitments or agreements with any person or supplier (company) which interfere with or preclude the diligent and complete fulfillment of its obligations under this Agreement;

(f)	there are:

(i)

no claims, litigation, causes of action, suits, arbitrations, investigations or other proceedings pending and./or, to the best of VBI’s knowledge, threatened, and/or are known to be contemplated, against VBI and/or any of its assets or properties before or by any court, governmental agency, authority or commission, mediator, arbitrator or self-regulatory body; and

(ii)	no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against VBI;

respecting the transactions contemplated by this Agreement;

(g)

no consent, license, permit, approval, order or authorization of, or registration, declaration, qualification or filing with, any foreign, federal, state, provincial or local governmental authority or any person is required to be obtained or made in connection with the execution, delivery or performance by VBI of this Agreement;

(h)

in the fulfillment of its obligations under this Agreement, VBI is not knowingly violating, infringing or misappropriating any technology, including any intellectual property rights or any trade secrets of any third party;

(i)	VBI has the right to grant to SVT the licenses contemplated in this Agreement;

(j)	to the best of VBI’s knowledge, no third party has or shall acquire any right, title or interest in or to the Project;

(k)	VBI has obtained or will obtain valid assignments from its employees for the Joint Inventions or in the case they have the status of inventor in a Project Candidate Patent; and

(l)	VBI has obtained valid assignments of all the intellectual property rights attached to VBI LPV Technology.

11.3

Representations and Warranties by SVT: SVT represents and warrants to VBI, as of the Effective Date, and acknowledges that VBI are relying on such representations and warranties in entering into this Agreement, that:

(a)	SVT is a corporation duly incorporated and validly existing under the laws of France;

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(b)

SVT has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement, and the execution, performance and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of SVT;

(c)

this Agreement has been duly authorized, executed and delivered by SVT and constitutes a legal, valid and binding obligation of SVT enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws, or general equitable principles, whether considered in an action at law or in equity;

(d)

SVT is not a party to, bound or affected by or subject to any agreement, policy, funding arrangement or constraint of any kind, indenture, mortgage, lease, instrument, charter or by-law provision, obligation, statute, regulation, order, judgment, decree, license, permit or law which would be violated, contravened, breached by, or under which default would occur, or with notice or lapse of time or both would occur, as a result of the execution and delivery of this Agreement or the performance by SVT of any of its obligations provided for under this Agreement;

(e)	SVT has no commitments or agreements with any person which interfere with or preclude the diligent and complete fulfillment of its obligations under this Agreement;

(f)	there are:

(i)

no claims, litigation, causes of action, suits, arbitrations, investigations or other proceedings pending or, to the best of SVT’s knowledge, threatened, or are known to be contemplated, against SVT or any of its assets or properties before or by any court, governmental agency, authority or commission, mediator, arbitrator or self-regulatory body; and

(ii)	no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against SVT;

respecting the transactions contemplated by this Agreement;

(g)

no consent, license, permit, approval, order or authorization of, or registration, declaration, qualification or filing with, any foreign, federal, state, provincial or local governmental authority or any person is required to be obtained or made in connection with the execution, delivery or performance by SVT of this Agreement;

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(h)

in the fulfillment of its obligations under this Agreement, SVT is not knowingly violating, infringing or misappropriating any technology, including any intellectual property rights or any trade secrets of any third party;

(i)	SVT has the right to grant to VBI the license or rights contemplated in this Agreement;

(j)

there is no other outstanding agreement covering the Project Results and, to the best of SVT’s knowledge, no third party has or shall acquire any right, title or interest in or to the Project or the Project Results; and

(k)	SVT has obtained or will obtain valid assignments from its employees for the Joint Inventions or in the case they have the status of inventor in a Project Candidate Patent.

ARTICLE 12 - INDEMNIFICATION AND INSURANCE

12.1

Indemnification by SVT: SVT shall indemnify, defend and hold harmless VBI and its Affiliates and their respective officers, directors, employees, agents and representatives for any third party claim, demand or injury arising out of or relating to (a) the material breach by SVT of any of its obligations under this Agreement, or (b) the research, development or other use by SVT or any of its Affiliates of the Project Results or a Project Candidate Vaccine, provided, however, that such indemnity shall not extend to damages arising directly from the material breach by VBI of its obligations hereunder.

12.2.

Indemnification by VBI: VBI shall indemnify, defend and hold harmless SVT and its Affiliates and their respective officers, directors, employees, agents and representatives for any third party claim, demand or injury arising out of or relating to (a) the material breach by VBI of any of its obligations under this Agreement, or (b) the research, development or use by VBI or any of its Affiliates of the Project Results, provided, however, that such indemnity shall not extend to damages arising directly from the material breach by SVT of its obligations hereunder.

12.3

Indemnification Procedures: Any person seeking indemnity pursuant to this section (the "Indemnified Party") shall notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing promptly upon becoming aware of any claim, threatened claim, damage, loss, suit, proceeding or liability ("Claim") to which such indemnification may apply. Failure to provide such notice shall constitute a waiver of the Indemnifying Party’s indemnity obligations hereunder if and to the extent the Indemnifying Party is materially damaged thereby. The Indemnifying Party shall have the right to assume and control the defense of the Claim at its own expense. If the right to assume and control the defense is exercised, the Indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the Indemnify Party’s indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred by the Indemnified Party after the assumption of the defense by the Indemnifying Party. If the Indemnify Party does not assume the defense of the Claim, the Indemnified Party may defend the Claim; provided, that the Indemnified Party will not settle or compromise the Claim without consent of Indemnifying Party, which consent will not be unreasonably withheld. The Indemnified Party shall cooperate with Indemnifying Party and will make available to Indemnifying Party all pertinent information under the control of the Indemnified Party.

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12.4

Waiver of Consequential or Punitive Damages: Notwithstanding anything to the contrary contained herein, in no event shall either party be liable to the other party for any special, incidental, consequential or punitive damages, including lost profits, whether any claim for such recovery is based upon theories of contract, negligence, or tort (including strict liability), and even if either party has knowledge of the possibility of the potential damage or loss. Each party hereby waives for itself and its successors and assigns any and all claims for any special, incidental, consequential or punitive damages, including lost profits.

12.5

Insurance: Each Party shall obtain and maintain comprehensive general liability insurance, including product liability insurance, with a reputable and financially secure insurance carrier(s), to cover its activities under this Agreement.

Article 13 - Term and Termination

13.1

Term. The term of this Agreement shall commence on the Effective Date and unless earlier terminated as provided in this Article 13 or mutually extended in writing, this Agreement shall continue in full force and effect until the expiration or termination of the Option or, in the event that the Option is timely exercised in accordance with Article 8 hereto, until a License Agreement is executed by the parties.

13.2

Termination for Cause. Either Party may terminate this Agreement in its entirety or with respect to any Field in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for ninety (90) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured any such breach or default prior to the expiration of the ninety (90) day period.

13.3

Termination for Insolvency. If involuntary proceedings against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination.

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13.4	Permissive Termination.

13.4.1. During the Project Period: SVT may terminate this Agreement at any time with forty-five (45) days written notice to VBI.

13.4.2. During the Option Period. SVT may terminate at any time.

13.5	Effect of Termination, Expiration or Completion of Project

13.5.1     Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination, or expiration, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. If any termination occurs on account of Section 13.4 hereunder, SVT shall be obligated to pay VBI for any costs incurred, all rights granted from VBI to SVT on the Background Technology will revert back to VBI and the SVT portion of jointly owned rights on the Project Results will be assigned to VBI by SVT against a fair remuneration of SVT’s contribution to the Project Results, to be negotiated in good faith in a further agreement.

It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

13.5.3     Return of Confidential Information. Upon any termination or expiration of this Agreement, VBI and SVT shall promptly return to the other Party all Confidential Information of the other; provided counsel of each Party may retain one (1) copy of such Confidential Information for archival purposes and for ensuring compliance with Article 6.

13.6	Survival. Sections 4.1 and 14.3 and Articles 5, 6, 7, 12, 13 and 15 (together with related definitions) shall survive termination of this Agreement for any reason.

Article 14 - Miscellaneous

14.1

Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

14.2

Assignment. This Agreement shall not be assignable by either Party to any third party hereto without the written consent of the other Party which consent to a partial or entire assignment shall not be unreasonably withheld; except that either Party may assign this agreement, without such consent, to any Affiliate or to an entity that acquires all or substantially all of its business or assets to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise.

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14.3

Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

If to SVT:

For SVT to:	Sanofi Vaccine Technologies

DSFF – Accords & Licences

102 avenue Gaston Roussel

93230 Romainville

France

With copy to :	Sanofi Pasteur S.A.

2 avenue Pont Pasteur,

69737 Lyon Cedex 7,

France

Attn: General Counsel

Telefax: 33/437377061

If to VBI:	Variation Biotechnologies, Inc.

310 Hunt Club East

Ottawa, Ontario, K1V 1C1, Canada

Attention: President

With a copy to:	VBI Vaccines, Inc.

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142, USA

Attention: Vice President, Business Development

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14.4

Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

14.5

Injunctive Relief. Each Party acknowledges that limitations and restrictions on its possession and use of the other Party’s technology and Confidential Information hereunder are necessary and reasonable to protect the other Party, and expressly agrees that monetary damages would be inadequate to compensate such Party for any violation. The Parties agree that any such violation would cause irreparable injury to the other Party and agrees that without resorting to prior mediation or arbitration, and, in addition to any other remedies that may be available in law, in equity or otherwise, the injured Party shall be entitled to obtain temporary and permanent injunctive relief against any threatened violation of such limitations or restrictions or the continuation of any such violation in any court of competent jurisdiction, without the necessity of proving actual damages or the posting of any bond.

14.6

Compliance with Laws. Each Party shall furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any French, English or foreign federal, state and/or government agency.

14.7

Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party hereto (i) deliver to the requesting Party any records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

14.8

Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. In such event, the Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

14.9

Complete Agreement. This Agreement, with its Schedules, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, including the MOU, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

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14.10

Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

14.11	Use of Name. Neither Party shall use the name or trademarks of the other Party in any advertisements or sales materials without the prior written consent of such other Party.

14.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

Article 15 – GOVERNING Law

Except for inventorship which shall be governed by, interpreted and enforced by US Patent Law, this Agreement is construed and shall be governed by, interpreted and enforced in accordance with the laws of the State of New York, USA.

For Sanofi Vaccine Technologies	For Variation Biotechnologies, Inc.

/s/ Jacques Volckmann	/s/ Jeff Baxter
Jacques Volckmann	Jeff Baxter

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List of Schedules

Schedule A -	Project Plan
Schedule B -	Principal Researchers
Schedule C -	VBI-Background Technology
Schedule D -	Option Notice
Schedule E-	Conditions for the License Agreement
Schedule F-	Material Transmission Report

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Schedule A

-  Project Plan  -

Introduction

Vaccine stability is a critical attribute in the development of new vaccines. Most currently marketed vaccines need to be preserved at 2-8°C or frozen throughout the distribution channels and ultimately storage at doctor’s offices. Maintenance of this cold chain is expensive, and any failures leading to abnormally high or low temperatures result in ineffective or, worse, unsafe vaccines. In addition, other vaccines such as live-attenuated vaccines, may lack sufficient stability to maintain efficacious titers throughout the manufacturing process, even if ultimately stored at 2-8°C in a lyophilized state.

In 2010, VBI started developing a proprietary approach to vaccine formulation named Lipid Particle Vaccine (LPV™) technology, that can stabilize labile vaccine antigens. VBI’s proprietary excipients & formulation process stabilize vaccine antigens, thereby protecting the vaccine from both excessive heat and freezing. The technology is lipid-based and protected by multiple process and composition of matter patents.

VBI has proof of concept data using the LPV™ technology with a variety of vaccines covering multiple antigen classes including: recombinant/subunit proteins, whole-killed viruses, and live-attenuated vaccine antigens. Results vary based on the nature of the vaccine antigen, but in all cases VBI has been able to significantly improve antigen stability.

**

Sanofi Vaccine Technologies, within the Sanofi Pasteur group, wishes to evaluate VBI’s LPV™ technology to determine whether it is capable of improving the stability of this ** VBI will provide formulation expertise and access to LPV™ formulated ** Sanofi Vaccine Technologies will provide VBI with **

Insight Into Technology

**

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Schedule B

- Principal Researchers  -

For VBI	For SVT
Marc Kirchmeier, PhD Vice President, CMC & Formulations VBI Vaccines Inc Ph: 617 528 8222 Email: mkirchmeier@vbivaccines.com	**

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Schedule C

- VBI LPV Technology -

VBI Lipid Particle Vaccine IP Portfolio Table

(August 19th, 2014)

VBI Vaccines LPV Patent Summary Table

VARIATION OWNED FORMULATION PROCESS PATENT APPLICATIONS (Published)
Inventors: David Evander Anderson and Andrei Ogrel					Owner: Variation Biotechnologies Inc.
Patent Family: Methods for Preparing Liposomes and Formulation Produced Therefrom					Priority Date(s): July 6, Oct. 30th, 2009 VBI-009-1/VBI-009-2 US 61/223,196 and US 61/256,912
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US10/041078 WO 11/005769 (publish 13/01/11)	Choate (0041)	06/07/10	VBI-009PC	● National Phase
Canada	2,767,392	BLG	06/07/10	VBI-009CA	● Pending – Examination to be requested 06/07/15
United States	13/377,365	Choate	06/07/10	VBI-009US	● Pending – 1st Office Action Response due 06/09/14
Europe	10797727.4	BLG	06/07/10	VBI-009EP	● Pending – Response filed to Extended European Search Report
Japan	2012-519672	BLG	06/07/10	VBI-009JP	● Pending
China	201080039405.6	BLG	06/07/10	VBI-009CN	● Pending – 1st & 2nd Office Action Response filed
Australia	2010270722	BLG	06/07/10	VBI-009AU	● Pending
Brazil	112012 0008269	BLG	06/07/10	VBI-009BR	● Pending
Israel	217375	BLG	06/07/10	VBI-009IL	● Pending – Response filed to Examination Notice

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India	1069/DELNP/2012	BLG	06/07/10	VBI-009IN	● Pending
Mexico	MX/A/2012/000372	BLG	06/07/10	VBI-009MX	● Pending – 1st Office Action Response filed 24/06/14
Inventors: David Evander Anderson, Francisco Diaz-Mitoma and Thanh Le					Owner: Variation Biotechnologies Inc.
Patent Family: Methods for Preparing Liposomes and Formulation Produced Therefrom					Priority Date(s): July 6, Oct. 30th, 2009 VBI-010-1/VBI-010-2 US 61/223,192 and US 61/256, 909
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US10/041081 WO 11/005772 (publish 13/01/11)	Choate (0043)	06/07/10	VBI-010PC	● National Phase
Canada	2,803,282	BLG	06/07/10	VBI-010CA	● Pending – Examination to be Requested 06/07/15
United States	13/377,371	Choate	06/07/10	VBI-010US	● Pending – 1st Office Action Response filed 30/06/14

VARIATION OWNED THERMOSTABLE FORMULATION PATENT APPLICATIONS (published)
Inventors: David Evander Anderson					Owner: Variation Biotechnologies Inc.
Patent Family: Compositions and Methods for Treating Influenza					Priority Date: December 23, 2009 VBI-015-1 61/289,556
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US10/62079	Choate (0049)	23/12/10	VBI-015PC	● PCT withdrawn prior to publication
Inventors: David Evander Anderson, Jeff Baxter, Andrei Ogrel and Ron Boch					Owner: Variation Biotechnologies Inc.
Patent Family: Compositions and Methods for Treating Influenza					Priority Date(s): July 6, 2010 & Jan. 10, 2011 VBI-015-2/ VBI-015-4 US 61/361,898 and US 61/431,218
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US11/43094 WO 12/006367 (publish 12/01/12)	Choate (0073)	06/07/11	VBI-015PC1	● National Phase
Canada	2,840,079	BLG	06/07/11	VBI-015CA	● Pending – Examination to be Requested 06/07/16

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United States	13/808,155	Choate	06/07/11	VBI-015US	● Pending – 1st Office Action response filed
Europe	11804305.8	BLG	06/07/11	VBI-015EP	● Pending
Japan	2013-518810	BLG	06/07/11	VBI-015JP	● Pending – Examination Requested 05/07/14
China	201180042971.7	BLG	06/07/11	VBI-015CN	● Pending
Australia	2011276223	BLG	06/07/11	VBI-015AU	● Pending – 1st Office Action Response due 14/01/15
Brazil	1120130003944	BLG	06/07/11	VBI-015BR	● Pending – Examination Requested 05/07/14
Israel	224022	BLG	06/07/11	VBI-015IL	● Pending
India	1077/DELNP/2013	BLG	06/07/11	VBI-015IN	● Pending – Examination Requested 05/07/14
Mexico	MX/A/2012/015232	BLG	06/07/11	VBI-015MX	● Pending
Inventors: David Evander Anderson, Jeff Baxter, Andrei Ogrel and Ron Boch					Owner: Variation Biotechnologies Inc.
Patent Family: Compositions and Methods for Treating Influenza					Priority Date(s): July 6, 2010 & Jan. 10, 2011 VBI-015-3/VBI-015-5 US 61/361,899 and US 61/431,278
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US11/43095 WO 12/006368 (publish 12/01/12)	Choate (0074)	06/07/11	VBI-015PC2	● Not converted at National Phase

Inventors: David Evander Anderson, Tanvir Ahmed, Jasminka Bozic and Marc Kirchmeier					Owner: Variation Biotechnologies Inc.
Patent Family: Compositions and Methods for Treating Viral Infections					Priority Date: January 13, 2011 VBI-023-1 61/432,567
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US12/21388 WO 12/097346 (Publish 19/07/12)	Choate (0080)	13/01/12	VBI-023PC	● National Phase
Canada	NA	BLG	13/01/12	VBI-023CA	● Reinstate NPE late entry 13/07/14
United States	13/979,322	BLG	13/01/12	VBI-023US	● Pending – Preliminary Amendment filed

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Europe	12734104.8	BLG	13/01/12	VBI-023EP	● Pending – Claim Amendments filed
China	201280008709.5	BLG	13/01/12	VBI-023CN	● Pending
Brazil	1120130179392	BLG	13/01/12	VBI-023BR	● Pending – Examination to be Requested 12/01/15
India	7052/DELNP/2013	BLG	13/01/12	VBI-023IN	● Pending – Examination to be Requested 12/01/15
Mexico	MX/A/2013/008106	BLG	13/01/12	VBI-023MX	● Pending
Inventors: David Evander Anderson, Yvonne Perrie, Jit Wilkhu and Marc Kirchmeier					Owner: Variation Biotechnologies Inc.
Patent Family: Methods for Preparing Vesicles and Formulations Produced Therefrom					Priority Date: January 13, 2011 VBI-024-1 61/432,569
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US12/21389 WO 12/097347 (Publish 19/07/12)	Choate (0081)	13/01/12	VBI-024PC	● National Phase
Canada	NA	BLG	13/01/12	VBI-024CA	● Reinstate NPE late entry 13/07/14
United States	13/979,317	BLG	13/01/12	VBI-024US	● Pending – Preliminary Amendment filed
Europe	12733900.0	BLG	13/01/12	VBI-024EP	● Pending – Claim Amendments filed
China	201280008692.3	BLG	13/01/12	VBI-024CN	● Pending
Australia	2012205315	BLG	13/01/12	VBI-024AU	● Pending – Examination to be Requested 12/01/17
Brazil	1120130180749	BLG	13/01/12	VBI-024BR	● Pending – Examination to be Requested 12/01/15
India	7053/DELNP/2013	BLG	13/01/12	VBI-024IN	● Pending – Examination to be Requested 12/01/15
Mexico	MX/A/2013/008104	BLG	13/01/12	VBI-024MX	● Pending

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Inventors: David Evander Anderson					Owner: Variation Biotechnologies Inc.
Patent Family: Compositions and Methods for Treating Viral Infections					Priority Date: January 12, 2012 VBI-026-1 61/585,971
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US13/21277 PCT/IB13/000453 WO 13/104995 (publish 18/07/13)	Choate (0091) BLG	12/01/13	VBI-026PC	● Pending – NPE (30 months) due 11/07/14 ● Assignment filed
Inventors: Marc Kirchmeier					Owner: Variation Biotechnologies Inc.
Patent Family: Methods and Compositions for Therapeutic Agents					Priority Date: January 27, 2012 VBI-027-1 61/591,837
Country	Number	Agent	Filing Date	Reference No.	Status or Patent No.
PCT	PCT/US13/23079 PCT/IB13/000454 WO 13/111012 (publish 01/08/13)	Choate (0092) BLG	25/01/13	VBI-027PC	● Pending – NPE (30 months) due 26/07/14 ● Assignment filed

VBI Vaccines LPV Trademark Summary Table

Trademark Family: Lipid Particle Vaccine™					Priority Date: May 20, 2011
Country	Number	Agent	Filing Date	Reference No.	Status
Canada	S.N. 1,528,640	BLG	20/05/11	TM 103841-1 CA	● Pending
Trademark Family: LPV™					Priority Date: May 20, 2011
Country	Number	Agent	Filing Date	Reference No.	Status
Canada	S.N. 1,528,635	BLG	20/05/11	TM 103842-1 CA	● Pending

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Schedule D

- Option Notice-

To be send by SVT to VBI

DATE

RE : Option Exercise Notice

Dear Sirs/Madams,

We refer to the Collaboration Agreement with Option to enter into a License Agreement dated as of [date] (hereafter “the Agreement”).

The purpose of this letter is to officially inform you that SVThereby wishes to exercise its rights in accordance with Article 8 of the Agreement its Option as followings:

●	Non-exclusive Field of Use :

We wish to commence negotiations for the License Agreement relating to [field] promptly. Our representatives for this purpose shall be as follows:

[name]

ex10-1.htm

[phone number]

[fax number].

Please have your representative contact ours promptly and alert us in writing as to the present availability of non-exclusive rights within the Field.

Your sincerely,

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Schedule E

Deal terms (000’s US Dollars)	**	Additional targets
Upfront Technology Access Fee	**	**
Feasibility Study Funding	**	**
Option Exercise Fee (successful feasibility is trigger)	**	**
Phase II Start	**	**
Phase III Start	**	**
BLA Filing	**	**
Royalty Rate	**	**

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Schedule F

MATERIAL TRANSMISSION REPORT

to the Collaboration and Option License Agreement dated [to be completed], 2014 (“Agreement”)

[Place]                                                    [DATE]

Sanofi Vaccine Technologies S.A.S., a company organized and existing under the laws of France, registered under the number 410 512 206 R.C.S BOBIGNY, having offices located at 102 avenue Gaston Roussel 93230 ROMAINVILLE, France

(“SVT”)

AND

VBI, Inc., a [legal form to be completed] organized and existing under the laws of [to be completed], having its registered head office at [to be completed], hereafter referred to as “VBI”

(“VBI”)

Together referred to as the “Parties”, hereby confirm the following:

1.     SVT has completely fulfilled its obligations by transferring the SVT’s Materials in accordance with the Agreement in due time and in full volume.

2.     VBI has accepted the SVT’s Materials delivered by SVT in order to perform the Project (as defined in the Agreement).

3.      This Material Transmission Report is executed in two counterparts having equal legal force, by one counterpart to each of the Parties.

SVT	VBI

Per:________________________________	Per:___________________________________

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